Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract is hereby endorsed as follows:

Part III. PURCHASE PAYMENT, CURRENT VALUE, AND SURRENDER PROVISIONS of this Contract is endorsed to add the following new Section:

3.16  Systematic Distribution Options:

Without further amendment of this Contract, Aetna may, from time to time, establish and make available for election by the Contract Holder, one or more Systematic Distribution Options (SDO). When an SDO election is in effect, installment payments will be made from the Contract without reducing any portion of the Current Value by a Surrender Fee or a Market Value Adjustment (MVA).

Any SDO offered by Aetna will be subject to the following criteria:

         (a) Any SDO established by Aetna will be made available among similarly situated contracts uniformly and on the basis of objective criteria consistently applied;

         (b) The availability of any SDO may be limited by minimum terms and conditions applicable to the election of such SDO; and

         (c) Aetna may discontinue the availability of an SDO at any time. Except to the extent required in order to comply with applicable law, any such discontinuance shall not apply to any contracts as to which an election under such SDO is in effect at the time of such SDO's discontinuance.

3.15  Payment of Current Value is amended and restated as follows:

Following the completion of two Contract Years in which no Purchase Payments have been made, Aetna reserves the right to pay the full Surrender Value to the Contract Holder if the Current Value is less than $1,500, provided Aetna gives the Contract Holder 90 days written notice. Such Surrender Value paid may not be reinstated.

The full Surrender Value payable to the Contract Holder will not be reduced by any Surrender Fee and amounts from the Guaranteed Accumulation Account (GAA), if applicable, (see Section 3.02 added by endorsement) will receive the greater of:

         (a) The aggregate MVA amount from all Guaranteed Terms prior to the end of those Terms; or

          (b) The applicable portion of the Current Value in GAA.

This provision does not apply for any Contract that has elected an Annuity
Option.

Endorsed and made a part of this Contract.


                                       /s/ Dan Kearney


                                       President
                                       Aetna Life Insurance and Annuity Company



EIP-SDOTHD-97(NY)